Exhibit 10.15

Director Compensation Arrangements

Compensation of Non-Employee Directors Upon Initial Election to the Board

Each non-employee director will be entitled to receive a non-qualified stock option having an aggregate Black-Scholes cash value of $134,400, rounded to the nearest 100 shares, provided that in no case shall such stock option be less than 25,000 shares (so long as 25,000 shares are required to be granted under the equity incentive plan of the Corporation).  Such option shall be for the purchase of common stock of the Corporation and shall vest annually over three years and be granted on the fifth business day following his or her initial election to the Board.

 Annual Compensation of Non-Employee Directors

Annual Retainers

Each non-employee director will be entitled to receive annual retainer amounts for each respective role on the Board. In lieu of cash, such aggregate annual retainer amounts shall each be satisfied by the issuance of deferred stock awards of restricted stock units as described herein.

The respective annual retainer value for each particular role on the Board are as follows:

Role	Annual Retainer Value
Non-employee director	$35,280
Chairman of the Board	$35,280
Audit Committee chair	$18,144
Audit Committee member	$9,072
Compensation Committee chair	$12,096
Compensation Committee member	$6,048
Governance Committee chair	$5,040
Governance Committee member	$5,040

The annual retainer awards (each a “Retainer Award”) are generally granted on the first trading day of January (the “Grant Date”) and vest quarterly over the calendar year on each March 31, June 30, September 30 and December 31. The number of shares of common stock subject to a Retainer Award is equal to the amount of cash that would have been received had the retainers all been paid in cash, divided by the average daily closing market price of the common stock for the month of November immediately preceding the Grant Date, rounded to the nearest 100 shares.

In the event that a non-employee director is named Chairman or joins any committees of the Board of Directors during a fiscal year after the Grant Date, such director shall be granted a Retainer Award (the “Additional Retainer Award”), in relation to such additional roles and respective retainer amounts pro-rated for the remainder of such year. Such Additional Retainer Award shall be granted on the first trading day of the month after the individual is appointed to such roles. The Additional Retainer Award shall vest in equal amounts spread over the remaining quarterly vesting dates of the Retainer Awards for such calendar year subject to continued service as a non-employee director on the applicable vesting dates. The number of shares of common stock subject to an Additional Retainer Award is equal to the amount of cash that would have been received had the retainers all been paid in cash, divided by the average daily closing market price of the common stock for the calendar month that is two months prior to the month the director was appointed to the additional roles, rounded to the nearest 100 shares (i.e., the month of June if the director was appointed to the additional roles on August 15).

In the event a director’s service (including as a Board member, or their role as Chairman, Committee Chairman, Committee member) ends during a particular quarter, the vesting date for such quarter in relation to the portion of the award attributable to such roles that are ending, shall be the last day of the director’s term in the respective role such that the full quarterly amount attributable to such roles shall vest on that earlier vesting date.

Annual Equity Award

Each non-employee director will also be entitled to receive an equity award having an aggregate cash value of $80,640, rounded to the nearest 100 shares, vesting fully on the earlier to occur of (i) the date of the Corporation’s next Annual Meeting of Stockholders after the grant date, immediately prior to the commencement of such meeting, and (ii) one year from the date of grant and granted on the fifth business day following the Corporation’s Annual Meeting of Stockholders, with such award to be evidenced by a grant of deferred stock awards of restricted stock units.

Expenses

In addition, non-employee directors shall be reimbursed for their expenses incurred in connection with attending Board and Committee meetings.